UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2023

Onto Innovation Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39110	94-2276314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Jonspin Road
Wilmington, Massachusetts		01887
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (978) 253-6200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ONTO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2023, Onto Innovation Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Michael P. Plisinski, the Company’s Chief Executive Officer, which supersedes and replaces Mr. Plisinski’s prior employment agreement (the “Prior Employment Agreement”) with the Company, dated as of November 5, 2015. The material terms and conditions of the Employment Agreement are summarized below.

Mr. Plisinski will receive an annual base salary of $700,000, or such higher amount as determined by the Company’s Board of Directors (the “Board”) or a committee of the Board. Mr. Plisinski will also continue to participate in the Company’s annual and long-term incentive compensation program for senior executives. Under such program, Mr. Plisinski is eligible to earn annual cash performance bonuses based on the achievement of individual and/or Company performance goals established by the Compensation Committee of the Board (the “Compensation Committee”). His target bonus opportunity will be 110% (or such higher percentage as determined by the Board or a Committee of the Board) of his then-current base salary. Mr. Plisinski will also be eligible to receive an annual equity award, in an amount determined by the Compensation Committee, composed of timed-based and performance-based restricted stock units.

The term of the Employment Agreement is for three years, subject to automatic renewal for additional successive three-year terms unless notice of non-extension is provided by Mr. Plisinski or by the Company. If Mr. Plisinski’s employment is terminated, other than in connection with a “Change in Control Event,” by the Company without “Cause,” by Mr. Plisinski for “Good Reason” (each foregoing capitalized term, as defined in the Employment Agreement), or under certain other circumstances as specified in the Employment Agreement, then Mr. Plisinski is entitled to (i) a severance payment equal to two times his annual base salary payable over twenty-four months and (ii) accelerated vesting of certain of Mr. Plisinski’s outstanding equity awards, as more fully described in the Employment Agreement.

If Mr. Plisinski’s employment is terminated (a) by the Company without Cause or (b) by Mr. Plisinski for Good Reason upon or within eighteen months following a Change in Control Event, then Mr. Plisinski is entitled to (i) a severance payment equal to two times his annual base salary, payable over twenty-four months, (ii) two times his target bonus award, also payable over twenty-four months, (iii) accelerated vesting of certain of Mr. Plisinski’s outstanding equity awards, as more fully described in the Employment Agreement and (iv) a pro-rated bonus award based on actual achievement for the full year in which his employment was terminated.

If Mr. Plisinski’s employment is terminated at any time (whether or not in connection with a Change in Control Event) by the Company without Cause or by Mr. Plisinski for Good Reason, Mr. Plisinski will be entitled to COBRA benefits for up to eighteen months following the termination date. The Employment Agreement also provides for benefits in connection with termination of employment due to death or disability.

Mr. Plisinski is subject to a non-competition covenant for twelve months, unless Mr. Plisinski breaches his fiduciary duties to the Company or takes confidential or proprietary Company information, in which case the non-competition period shall be twenty-four months. Mr. Plisinski is also subject to a twenty-four-month non-solicitation covenant.

The foregoing description of Mr. Plisinski’s Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of September 15, 2023, by and between Onto Innovation Inc. and Michael P. Plisinski.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Confidential information has been redacted from the exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onto Innovation Inc.

Date:	September 15, 2023	By:	/s/ Yoon Ah E. Oh
Vice President, General Counsel & Corporate Secretary